EXHIBIT 1

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005







                                December 19, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: Central and South West Corporation, et al. Form U-1 Application-Declaration

Dear Sirs:

                  We refer to the Form U-1 Application-Declaration (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and CSW Credit, Inc. ("Credit" and, collectively with CSW, the "Companies"), a Texas corporation and a wholly-owned subsidiary of CSW. The Application relates to the Companies' request for certain partial, short-term exemptions from the restriction that limits the amount of accounts receivable Credit factors for non-associate companies to the amount of its associate accounts receivable business, as more fully described in the Application. The authority requested in the Application would allow Credit, within certain parameters, to engage in accounts receivable factoring for non-associate companies in amounts that exceed the amount of associate accounts receivable it factors (the "Additional Factoring Activity"). We have acted as special counsel for the Companies in connection with the filing of the Application.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Companies, certificates of public officials, certificates of officers and representatives of the Companies and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Companies and other appropriate persons and statements contained in the Application.



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                  Based upon the foregoing, and having regard to legal
considerations which we deem relevant, we are of the opinion that, in the event that the proposed Additional Factoring Activity is conducted in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Additional Factoring Activity as described in the Application will have been complied with.

                  2. The conduct of the proposed Additional Factoring Activity as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Companies or any associate company of the Companies.

                  The opinions expressed above in respect of the proposed Additional Factoring Activity as described in the Application are subject to the following assumptions or conditions:

                  a. The Additional Factoring Activity shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Companies.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Additional Factoring Activity described therein.

                  c. The Additional Factoring Activity shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                Very truly yours,


                                          MILBANK, TWEED, HADLEY & McCLOY
JMH/GWG